Exhibit 99.1

NEWS RELEASE

HOUSTON, TEXAS — March 23, 2012 — Geokinetics Inc. (NYSE Amex: GOK) today announced its financial results for the quarter and full year ended December 31, 2011.

Fourth Quarter 2011 Results

Geokinetics Inc. reported a loss applicable to common shareholders for the quarter ended December, 2011 of $114.1 million or $6.03 per basic and diluted share.  This compares to a loss applicable to common shareholders of $38.2 million, or $2.15 per basic and diluted share, for the quarter ended December 31, 2010.  Consolidated revenues for the three months ended December 31, 2011 totaled $224.5 million compared to $198.8 million for the comparable period in 2010, an increase of 13%.  Results for the quarter ended December 31, 2011 include $94.8 million in asset impairments and a $1.9 million gain from a change in the fair value of derivative liabilities.  Asset impairments included $92.4 million related to goodwill, as the Company finalized its assessment in the fourth quarter of 2011.  Adjusted EBITDA (a non-GAAP financial measurement, defined below) decreased to $20.0 million for the quarter ended December 31, 2011 from $23.1 million for the same period of 2010.

Full Year 2011 Results

Geokinetics Inc. reported a loss applicable to common shareholders for the year ended December, 2011 of $231.3 million or $12.70 per basic and diluted share.  This compares to a loss applicable to common shareholders of $147.5 million, or $8.46 per basic and diluted share, for the year ended December 31, 2010.  Consolidated revenues for the year ended December 31, 2011 totaled $763.7 million compared to $558.1 million for the comparable period in 2010, an increase of 37%.  Results for the year ended December 31, 2011 include $134.8 million in asset impairments and a $33.3 million gain from changes in the fair value of derivative liabilities.  Asset impairments included $132.4 million related to goodwill.  Adjusted EBITDA (a non-GAAP financial measurement, defined below) increased to $84.8 million for the year ended December 31, 2011 from $20.8 million for the same period of 2010.

Backlog

Backlog increased 6% annually to $590.6 million as of December 31, 2011.  The Company anticipates that approximately 25% of the backlog at December 31, 2011 will be completed in the first quarter of 2012, 56% will be completed in the remainder of 2012, and 19% will be completed in 2013 and 2014.

Commentary

Richard F. Miles, President and Chief Executive Officer, commented, “For most of 2011 and into 2012, improving liquidity has been our primary focus, which we have been attempting to address through increased asset utilization, cost reductions and non-core asset sales. Upon the closing of the sale of our conventional gas data library we expect to add incremental liquidity of $10 million. Also, we have entered into a commitment letter with Avista to obtain up to an additional $10 million of debt financing at the election of the Company which commitment is subject to certain conditions precedent, including the execution of definitive agreements.  Our backlog remains high at approximately $591 million at December 31, 2011, which is predominantly in North America, Mexico and Brazil, the areas where most of our assets are and where we have chosen to focus as we continue to eliminate cost from countries we are exiting. Our large Ocean Bottom Cable crew operating in Mexico is finally back in full production after restarting in December and suffering weather related low production in both January and February and is on pace to beat our internal forecast for March.  Despite these positive developments and the initial steps we have taken to address our near-term liquidity issues, we continue to experience significant liquidity constraints.  We will need to continue to monitor and address our longer-term liquidity concerns during 2012 and management intends to continue to focus on this issue in the near term.”

Geokinetics Inc. and Subsidiaries

Summary of Results

(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(Unaudited)

Revenue:
Data Acquisition:
North America proprietary	$54,554	$27,047	$172,649	$128,833
International proprietary	137,631	132,616	462,919	349,201
Multi-Client	30,115	36,887	119,516	71,082
Total Data Acquisition	222,300	196,550	755,084	549,116
Data processing and integrated reservoir geosciences	3,655	3,002	14,192	11,787
Eliminations	(1,463)	(734)	(5,547)	(2,769)
Total	$224,492	$198,818	$763,729	$558,134

Operating Loss	(106,762)	(19,206)	(208,298)	(92,056)

Net Loss	(111,741)	(35,887)	(222,053)	(138,684)
Preferred stock dividends and accretion costs	(2,391)	(2,325)	(9,198)	(8,850)
Loss applicable to common stockholders	$(114,132)	$(38,212)	$(231,251)	$(147,534)

For basic and diluted shares:
Loss per common share	$(6.03)	$(2.15)	$(12.70)	$(8.46)

Adjusted EBITDA (as defined below)	$20,031	$23,131	$84,846	$20,841

Fourth Quarter 2011 Financial and Operating Highlights

Data Acquisition:

North America Proprietary

•                  North America proprietary seismic data acquisition revenues for the three months ended December 31, 2011 totaled $54.6 million compared to $27.0 million for the same period of 2010, an increase of 102%.  The increase in revenues was primarily the result of continued strong market conditions in the United States, increased activity in our Canadian operations and an overall increase in third-party reimbursable charges.

•                  Adjusted EBITDA (as defined below) for the North America Proprietary segment increased by $4.9 million to $5.6 million for the quarter ended December 31, 2011. The increase was due to improved pricing and increased crew productivity.

International Proprietary

•                  International proprietary seismic data acquisition revenues for the three months ended December 31, 2011 totaled $137.6 million compared to $132.6 million for the same period of 2010, an increase of 4%.  The increase in revenues was primarily attributed to increased activity due to improved market conditions or changes in the types of surveys performed in Malaysia, Brunei, Australia, Angola, Brazil, Bolivia and Mexico partially offset by a decrease in activity or changes in the types of surveys (Land, Transition Zone and Ocean Bottom Cable) performed in Indonesia, Libya, Gabon, Cameroon, Colombia, Peru and Trinidad.

•                  Adjusted EBTIDA (as defined below) for the International Proprietary segment decreased by $2.8 million to ($4.2) million for the quarter ended December 31, 2011 due to the impact of the liftboat incident in the Bay of Campeche, Mexico and overall lower than anticipated production rates in Mexico and Brazil. These losses were partially offset by higher margin jobs in the Asia-Pacific region due to a more profitable job mix.

Multi-Client

•                  Multi-Client revenues for the three months ended December 31, 2011 totaled $30.1 million compared to $36.9 million for the same period of 2010, a decrease of 18%.  The decrease in revenues was primarily the result of lower pre-funding activity during the quarter.

•                  Adjusted EBTIDA (as defined below) for the Multi-Client Proprietary segment decreased by $5.7 million to $29.4 million for the quarter ended December 31, 2011 due to lower late sales during the period.

Data Processing & Integrated Reservoir Geosciences

•                  Data Processing and Integrated Reservoir Geosciences revenues for the three months ended December 31, 2011 totaled $3.7 million compared to $3.0 million for the same period of 2010, an increase of 23%, primarily as a result of improved pricing and increased volume.

•                  Adjusted EBITDA (as defined below) for the Data Processing & Integrated Reservoir Geosciences segment was $0.7 million for the quarter ended December 31, 2011.

Other Expenses

•                  General and administrative expense for the three months ended December 31, 2011 of $20.1 million remained virtually consistent for the same period of 2010.

•                  Depreciation and amortization expense for the three months ended December 31, 2011 totaled $32.0 million as compared to $42.3 million for the same period of 2010.  Amortization of multi-client data for the three months ended December 31, 2011 and December 31, 2010 was $13.6 million and $20.6 million, respectively.

•                  Asset impairments totaled $94.8 million for the three months ended December 31, 2011. The total included $2.4 million related to our multi-client seismic data library, and $92.4 million as a result of the completion of our goodwill analysis.

Full Year 2011 Financial and Operating Highlights

Data Acquisition:

North America Proprietary

•                  North America proprietary seismic data acquisition revenues for the year ended December 31, 2011 totaled $172.7 million compared to $128.8 million for the same period of 2010, an increase of 34%.  The increase in revenues was primarily the result of improved market conditions in the United States, increased activity in our Canadian operations and an overall increase in third-party reimbursable charges primarily resulting from variations in the usage mix of specialized survey technologies versus dynamite energy sources as compared to 2010.

•                  Adjusted EBITDA (as defined below) for the North America Proprietary segment increased by $20.2 million to $24.3 million for the year ended December 31, 2011. The increase was primarily the result of improved pricing and improved crew productivity in 2011 compared to 2010.

•                  Backlog for the North American Proprietary segment at December 31, 2011 was $106.2 million, an increase of 79% compared to December 31, 2010.  The Company expects to realize approximately 49% of the current backlog in the first quarter of 2012.

International Proprietary

•                  International proprietary seismic data acquisition revenues for the year ended ended December 31, 2011 totaled $462.9 million compared to $349.2 million for the same period of 2010, an increase of 33%.  The increase in revenues was primarily attributed to increased activity due to improved market conditions or changes in the types of surveys (Land, Transition Zone and Ocean Bottom Cable) performed in Malaysia, Brunei, Australia, Angola, Brazil, Bolivia and Mexico partially offset by a decrease in activity or changes in the types of surveys performed in Indonesia, Libya, Gabon, Cameroon, Colombia, Peru and Trinidad.

•                  Adjusted EBTIDA (as defined below) for the International Proprietary segment decreased by $16.7 million to ($20.8) million for the year ended December 31, 2011. The decrease was primarily the result of lower margins on certain surveys performed in 2011, coupled with the impact of additional costs incurred as a result of weather delays and constraints in Australia and Peru, civil unrest in North Africa, costs incurred in connection with the liftboat incident in Mexico, and a provision related to certain employment taxes for third country nationals performing work in certain countries.

•                  Backlog for the International Proprietary segment at December 31, 2011 was $446.2 million, an increase of 8% compared to December 31, 2010.  Of the current backlog for this segment, $377.5 million, or 85%, is with national oil companies (NOCs) or partnerships including NOCs.  Moreover, $132.2 million or 30% of the backlog for this segment is in shallow water transition zones and ocean-bottom-cable environments.  The Company expects to realize approximately 17% of the current backlog in this segment in the first quarter of 2012.

Multi-Client

•                  Multi-Client revenues for the year ended December 31, 2011 totaled $119.5 million compared to $71.1 million for the same period of 2010, an increase of 68%.  The increase was primarily the result of increased pre-funding activity in the Midwestern U.S. during 2011, partially offset by a decrease in data library late sales driven primarily by the decline in natural gas prices during 2011 which has impacted our customers’ interest in certain regions.

•                  Adjusted EBTIDA (as defined below) for the Multi-Client segment increased by $48.7 million to $117.0 million for the year ended December 31, 2011. The increase was due to increased pre-funding activity in 2011 compared to 2010.

•                  Backlog for the Multi-Client segment at December 31, 2011 was $29.3 million, a decrease of 64% compared to December 31, 2010.  The Company expects to realize approximately 53% of the current backlog in the first quarter of 2012.

Data Processing & Integrated Reservoir Geosciences

•                  Data Processing and Integrated Reservoir Geosciences revenues for the year ended December 31, 2011 totaled $14.2 million compared to $11.8 million for the same period of 2010, an increase of 20%, primarily as a result of improved pricing and increased volume.

•                  Adjusted EBITDA (as defined below) for the Data Processing & Integrated Reservoir Geosciences segment increased by $2.1 million to $2.1 million for the year ended December 31, 2011. The increase was primarily due to an improved business mix, pricing and productivity factors.

•                  Backlog for the Data Processing & Integrated Reservoir Geosciences segment at December 31, 2011 was $8.9 million, an increase of 221% compared to December 31, 2010.  The Company expects to realize approximately 45% of the current backlog in this segment in the first quarter of 2012.

Other Expenses

•                  General and administrative expense decreased to $75.6 million, or 10% of revenues, during the year ended December 31, 2011 when compared to $81.4 million, or 15% of revenues, for the same period of 2010.

•                  Depreciation and amortization expense for the year ended December 31, 2011 totaled $158.4 million as compared to $112.9 million for the same period of 2010.  Amortization of multi-client data for the year ended December 31, 2011 and December 31, 2010 was $85.0 million and 38.0 million, respectively.

•                  Asset impairments totaled $134.8 million for the year ended December 31, 2011. The total included $2.4 million related to our multi-client seismic data library, and $132.4 million as a result of the completion of our goodwill analysis.

Financial Condition

•                  Cash, cash equivalents and restricted cash totaled $47.8 million as of December 31, 2011, of which $3.1 million was restricted cash and approximately $10.5 million is designated for multi-client investments, which is not fully available for current obligations.

•                  The Company’s liquidity position remains challenged primarily due to delays in project commencements, low international asset utilization and the suspension of the ocean-bottom-cable contract in Mexico due to the liftboat incident.  In response to these events, the Company is in the process of evaluating strategic alternatives and is initiating actions designed to improve the liquidity position by giving priority to generating cash flows while maintaining its long-term commitment to providing high quality seismic data acquisition services. These actions have included cost reductions, the closure of some of our Africa and Middle East regional offices, and the centralization of our bidding and management services processes to provide a higher level of control over costs. For additional discussion of the risks associated with the Company’s high levels of indebtedness and current liquidity issues, please see the discussion under “Risk Factors” in the Company’s 2011 Form 10-K.

•                  Capital expenditures for 2011 were approximately $25.0 million, which includes $6.5 million for capital leases.  In addition, 2011 multi-client data library investments were approximately $70.1 million as of December 31, 2011.  All of the expected multi-client projects have pre-funding levels ranging from 80% to 100% of their anticipated cash expenses.

•                  On March 15, 2012, we entered into a purchase and sale agreement with Seismic Exchange, Inc. (“SEI”) pursuant to which we agreed to sell to SEI certain North American seismic data in exchange for $10.0 million in cash. Under the agreement, the Company will retain specified percentages of the net revenues generated and collected on the seismic data to be sold to SEI for a period of five years. The closing of the transaction is subject to the satisfaction of certain conditions to closing which is scheduled for March 30, 2012.

•                  On March 16, 2012, we entered into a commitment letter with Avista and an affiliate of Avista to provide up to an additional $10.0 million in debt financing until January 1, 2013. Avista’s obligations under the commitment letter are subject to the execution and delivery of definitive documents and other closing conditions.

Fourth Quarter 2011 Average Crew Count Review and First Quarter 2012 Outlook

	4Q11	1Q12E
North America Data Acquisition
Land Proprietary	6.75	9.25
Land Multi-Client	2.5	3.0
	9.25	12.25

International Data Acquisition
Land Proprietary	7.25	4.75
Shallow Water (Ocean-Bottom-Cable/Transition Zone)	2.5	1.25
	9.75	6.00

Total	19	18.25

Conference Call and Webcast Information

Geokinetics Inc. has scheduled a conference call for Tuesday, March 27, 2012, at 10:00 a.m. EDT (9:00 a.m. CDT).  To participate in the conference call, dial (866) 783-2138 for domestic callers, and (857) 350-1597 for international callers a few minutes before the call begins using pass code 61300850 and ask for the Geokinetics 4th Quarter and Full Year 2011 Earnings Conference Call.  A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until April 3, 2012.  To access the replay, dial (888) 286-8010 for domestic callers or (617) 801-6888 for international callers, in both cases using pass code 42050647.

The webcast may be accessed online through Geokinetics’ website at http://www.geokinetics.com in the Investors section.  A webcast archive will also be available at http://www.geokinetics.com shortly after the call and will be accessible for approximately 90 days.  For more information regarding the conference call, please contact Richard Miles, President and Chief Executive Officer, by dialing 713-850-7600 or by email at richard.miles@geokinetics.com.

Geokinetics Inc. is a leading provider of seismic data acquisition, seismic data processing services and multi-client seismic data to the oil and gas industry worldwide. Headquartered in Houston, Texas, Geokinetics is the largest Western contractor acquiring seismic data onshore and in transition zones in oil and gas basins around the world. Geokinetics has the crews, experience and capacity to provide cost-effective world class data to its international and North American clients. For more information on Geokinetics, visit http://www.geokinetics.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  All statements, other than statements of historical facts, included in this earnings release that address activities, events or developments that Geokinetics expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements include but are not limited to statements about the business outlook for the year, backlog and bid activity, business strategy, related financial performance and statements with respect to future events.  These statements are based on certain assumptions made by Geokinetics based on management’s experience and perception of historical trends, industry conditions, market position, future operations, profitability, liquidity, backlog, capital resources and other factors believed to be appropriate.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Geokinetics, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, job delays or cancellations, reductions in oil and gas prices, the continued disruption in worldwide financial markets, impact from severe weather conditions and other important factors that could cause actual results to differ materially from those projected, or backlog not to be completed, as described in the Company’s reports filed with the Securities and Exchange Commission. Backlog consists of written orders and estimates of Geokinetics’ services which it believes to be firm, however, in many instances, the contracts are cancelable by customers so Geokinetics may never realize some or all of its backlog which may lead to lower than expected financial performance.

Although Geokinetics believes that the expectations reflected in such statements are reasonable, it can give no assurance that such expectations will be correct.  All of Geokinetics’ forward-looking statements, whether written or oral, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany such forward-looking statements.  Any forward-looking statement speaks only as of the date on which such statement is made and Geokinetics undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Geokinetics Inc. and Subsidiaries

GAAP Reconciliation

(In thousands, except per share amounts)

The Company defines Adjusted EBITDA as Net Income (Loss) before Interest, Taxes, Other Income (Expense) (including foreign exchange gains/losses, loss on early redemption of debt, gains/losses from changes in fair value of derivative liabilities and other income/expense), Goodwill Impairment and Depreciation and Amortization.  “Adjusted EBITDA”, as used and defined by the Company, may not be comparable to similarly titled measures employed by other companies and is not a measure of financial performance calculated in accordance with Generally Accepted Accounting Principles (GAAP).  Adjusted EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by or used in operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.  See below for reconciliation from Loss Applicable to Common Stockholders to Adjusted EBITDA amounts referred to above:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(Unaudited)

Loss applicable to common stockholders	$(114,132)	$(38,212)	$(231,251)	$(147,534)
Preferred stock dividends and accretion costs	2,391	2,325	9,198	8,850
Net loss	(111,741)	(35,887)	(222,053)	(138,684)
Provision for income taxes	(2,670)	2,185	2,040	4,810
Interest expense, net of interest income	12,499	9,249	47,540	37,827
Other (income) expense, net (as defined above)	(4,850)	5,249	(35,825)	3,991
Asset impairments	94,756	—	134,756	—
Depreciation and amortization(1)	32,037	42,335	158,388	112,897
Adjusted EBITDA	$20,031	$23,131	$84,846	$20,841

(1)         Includes $13.6 million, $20.6 million, $85.0 million and $38.0 million, respectively, in amortization expense related to multi-client data library.

Geokinetics Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except share amounts)

	December 31,	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$44,647	$42,851
Accounts receivable, net	160,736	165,323
Other current assets	33,017	44,511
Total current assets	238,400	252,685

Property and equipment, net	212,636	266,404
Goodwill	—	131,299
Multi-client data library, net	41,512	53,212
Other assets, net	21,624	21,564
Total assets	$514,172	$725,164

LIABILITIES, MEZZANINE AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$79,300	$65,417
Other accrued and current liabilities	136,023	142,862
Total current liabilities	215,323	208,279

Long-term debt and capital lease obligations, net of current portion	350,183	319,284
Mandatorily redeemable preferred stock	53,210	45,265
Other liabilities	14,962	55,562
Total liabilities	633,678	628,390

Mezzanine equity:
Preferred stock, Series B Senior Convertible, $10.00 par value; 2,500,000 shares authorized, 351,444 shares issued and outstanding at December, 2011 and 319,174 shares issued and outstanding at December 31, 2010	83,313	74,987

Stockholders’ equity (deficit)	(202,819)	21,787
Total liabilities, mezzanine and stockholders’ equity (deficit)	$514,172	$725,164

Geokinetics Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	(Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

Total revenue	$224,492	$198,818	$763,729	$558,134

Expenses:
Direct operating expenses	184,277	155,457	603,275	455,899
Depreciation and amortization	32,037	42,335	158,388	112,897
General and administrative	20,184	20,232	75,608	81,394
Asset impairments	94,756	—	134,756	—
Total expenses	331,254	218,024	972,027	650,190

Loss from operations	(106,762)	(19,206)	(208,298)	(92,056)

Other income (expenses):
Interest expense, net	(12,499)	(9,248)	(47,540)	(37,827)
Gain (loss) from change in fair value of derivative liabilities	1,919	(7,785)	33,300	(6,415)
Other, net	2,931	2,537	2,525	2,424
Total other expenses, net	(7,649)	(14,496)	(11,715)	(41,818)

Loss before income taxes	(114,411)	(33,702)	(220,013)	(133,874)

Provision for income taxes	(2,670)	2,185	2,040	4,810

Net loss	(111,741)	(35,887)	(222,053)	(138,684)

Preferred stock dividends and accretion costs	(2,391)	(2,325)	(9,198)	(8,850)

Loss applicable to common stockholders	$(114,132)	$(38,212)	$(231,251)	$(147,534)

For Basic and Diluted Shares:
Loss per common share	$(6.03)	$(2.15)	$(12.70)	$(8.46)
Weighted average common shares outstanding	18,943	17,746	18,211	17,441

Geokinetics Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In thousands)

	Twelve Months Ended December 31,
	2011	2010
OPERATING ACTIVITIES
Net loss	$(222,053)	$(138,684)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	158,388	112,897
Asset impairments	134,756	—
Loss on prepayment of debt, amortization of deferred financing costs, and accretion of debt discount	6,060	6,725
Change in fair value of derivative liabilities	(33,300)	6,415
Other, net	(8,775)	(2,829)
Changes in operating assets and liabilities:
Changes in operating assets	12,568	31,034
Changes in operating liabilities	11,830	15,978
Net cash provided by operating activities	59,474	31,536

INVESTING ACTIVITIES
Investment in multi-client data library	(70,115)	(51,035)
Acquisition of PGS Onshore, net of cash acquired	—	(180,832)
Purchases and acquisition of property and equipment	(18,551)	(47,673)
Change in restricted cash held for purchase of PGS Onshore	—	303,803
Other, net	6,663	(3,560)
Net cash (used in) provided by investing activities	(82,003)	20,703

FINANCING ACTIVITIES
Proceeds from issuance of debt	60,000	51,994
Payments on debt	(33,000)	(73,641)
Other, net	(2,675)	2,083
Net cash provided by (used in) financing activities	24,325	(19,564)

Net increase in cash	1,796	32,675
Cash at beginning of year	42,851	10,176
Cash at end of period	$44,647	$42,851

Supplemental disclosures of cash flow information (in thousands):
Cash disclosures:
Interest paid	$34,946	$31,356
Income taxes paid	$6,721	$11,464
Non-cash disclosures:
Capitalized depreciation on multi-client data library	$5,586	$2,729
Purchase of property and equipment under capital lease and vendor financings, net of down payments	$6,491	$—
Deferred financing costs paid in common stock	$3,980	$—

Contact:

Richard F. Miles

President and Chief Executive Officer

Geokinetics

(713) 850-7600